EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-119217 on Form S-1 filed with the Securities and Exchange Commission and Amendment No. 2 to the Form AC filed with the Office of Thrift Supervision of our report dated February 28, 2004 on the consolidated financial statements of BankFinancial MHC, Inc. We also consent to the references to us under the headings “Material Tax Consequences” and “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 and Amendment No. 2 to the Form AC.

/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois

November 9, 2004